Exhibit  11


                 MASCO CORPORATION AND CONSOLIDATED SUBSIDIARIES

                        COMPUTATION OF EARNINGS PER SHARE
                  Primary and Fully Diluted Earnings Per Share
     For the Three Months and Nine Months Ended September 30, 1996 and 1995
                  (Amounts in thousands except per share data)


                                      Three Months Ended    Nine Months Ended
                                         September 30          September 30
                                        1996       1995       1996       1995

Shares for computation of primary
  and fully diluted earnings
  per share:

     Weighted average number of
       shares outstanding             160,500    159,300    160,500   159,300

     Common stock equivalents:
       Shares issuable assuming
         conversion of debentures       4,200      4,200      4,200     4,200
       Stock options                      900        700        900       700

         Total shares for primary
          and fully diluted earnings
          per share computation       165,600    164,200    165,600   164,200

Income from continuing operations     $81,800    $62,070   $211,800  $189,400

Add back of debenture interest, net     1,500      1,500      4,400     4,400

         Adjusted earnings from
           continuing operations       83,300     63,570    216,200   193,800

Income from operations of
  discontinued segment                  ---        5,030      ---      15,500

         Earnings attributable to
           common stock               $83,300    $68,600   $216,200  $209,300


Primary and fully diluted earnings
  per share:

     Continuing operations               $.50       $.39      $1.31     $1.18

     Discontinued operations              --         .03        --        .09

         Primary and fully diluted
           earnings per share            $.50       $.42      $1.31     $1.27

         Earnings per share as reported  $.51       $.42      $1.32     $1.29


     This calculation is submitted in accordance with Regulation S-K
Item 601(b)(11), although not required by APB Opinion No. 15, inasmuch as dilution for any period was less than 3 percent.